Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
5: 30 a.m. ET 7/24/07	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602
•	Corn Products International Reports 65 Percent Increase in 2007 Second Quarter Diluted EPS to 66 Cents

•	Raises 2007 Full-Year EPS Outlook to $2.35-$2.55 from $2.10-$2.30

•	Year-over-Year EPS Increase Expected to be 44 Percent to 56 Percent Versus a Record $1.63 in 2006
     WESTCHESTER, Ill., July 24, 2007 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported record quarterly diluted earnings per share of $0.66 for the second quarter ended June 30, 2007, a 65 percent increase compared with diluted earnings per share of $0.40 a year ago. Net income of $51 million in the second quarter of 2007 improved 68 percent versus $30 million last year.
     Net sales of $857 million in the second quarter of 2007, a record quarterly level, improved 33 percent versus $645 million in the prior-year period. The higher net sales were primarily the result of improved price/product mix, along with favorable volumes and foreign currency translations. The acquisitions of SPI Polyols, Getec and DEMSA contributed approximately $29 million of net sales in the second quarter.
     Gross profit of $156 million in the second quarter of 2007 increased 49 percent versus $105 million a year ago. Gross margins expanded to 18.1 percent compared with 16.2 percent last year. The improvement was driven by significantly higher North and South American results, predominantly from higher pricing. Corn costs increased significantly, while energy costs were nominally higher.
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Corn Products International, Inc.	Page 2
     Last year’s second quarter was negatively impacted by two factors — the first step in the boiler tie-in at the Argo plant and a weak performance for Brazil.
     Operating income of $91 million in the second quarter of 2007 grew 59 percent versus $57 million last year. Operating margins improved to 10.6 percent from 8.9 percent in 2006.
     Higher net financing costs in the second quarter of 2007 of approximately $13 million were due in part to lower capitalized interest. The second-quarter effective tax rate of 32.8 percent compared favorably with 37.0 percent in 2006, reflecting a change in the earnings mix.
     Overall, the Company’s diluted earnings per share increase of 26 cents in the second quarter of 2007 was attributable to 24 cents per share from operating margins, 4 cents per share from the change in the annual effective tax rate, 2 cents per share from volumes and 2 cents per share from foreign currency translation. Higher financing costs reduced earnings per share by 4 cents, while increased shares outstanding and a higher minority interest each negatively impacted earnings per share by 1 cent.
Regional Business Segment Performance
Regional results for the quarter ended June 30, 2007 were as follows:
North America
Net sales of $534 million increased 34 percent versus $398 million in 2006 primarily due to improved price/product mix, as well as slightly favorable volumes and foreign currency translation. Operating income of $68 million grew 85 percent from $37 million last year. All three country businesses contributed to the strong performance.
South America
Net sales of $218 million increased 40 percent compared with $156 million a year ago primarily as a result of improved price/product mix, along with favorable volumes and foreign currency translation. Operating income of $26 million grew 56 percent from $17 million in the prior year due to a significant improvement in Brazil.
Asia/Africa
Net sales of $105 million increased 15 percent versus $91 million last year primarily from improved price/product mix, coupled with positive volumes and foreign currency translation. Operating income of $12 million declined 22 percent versus $15 million last year as lower results in South Korea and Thailand more than offset growth in Pakistan.
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Corn Products International, Inc.	Page 3
2007 First Half Results
     For the first six months of 2007, the Company reported net income of $101 million, or $1.32 per diluted share, compared with net income of $54 million, or $0.71 per diluted share, last year. Both gross and operating margins of 18.6 percent and 11 percent, respectively, widened by approximately 300 basis points compared with last year’s first half.
     Net sales of $1.62 billion grew 29 percent versus $1.26 billion in the prior year. Improved price/product mix drove the improvement.
     The effective tax rate for the first half of 2007 was 33.4 percent versus 37.8 percent in 2006.
Balance Sheet and Cash Flow
     The Company continued to maintain a strong balance sheet and excellent liquidity as of June 30, 2007. Total debt was $893 million, which included $300 million of new debt issued in April 2007, and cash and cash equivalents were $396 million. On July 15, 2007, the Company repaid $255 million of short-term debt.
     Cash provided by operations for the first half of 2007 was $67 million. Net income and depreciation contributed a combined $163 million. The increase in working capital of $101 million included investments of $78 million in receivables and $26 million in inventories.
2007 Outlook
     Given the strength of its second quarter performance, Corn Products International has raised its diluted EPS expectations for full-year 2007 to $2.35 to $2.55, or a 44 to 56 percent increase from a record $1.63 in 2006.
     “Our North American region should remain the major profit driver for the rest of 2007, along with a solid improvement from South America,” said Sam Scott, president, chairman and chief executive officer of Corn Products International. “We anticipate flat profitability in Asia/Africa due to a weaker performance in South Korea which is impacting operating income growth in the region.
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Corn Products International, Inc.	Page 4
     “We expect a healthy second half of 2007,” Scott added. “Our full-year EPS guidance calls for the last half of 2007 to be in the range of $1.03 to $1.23 versus 92 cents a year ago, which would be a double-digit increase of 12 to 34 percent.”
     He added that the Company expects to exceed its return on capital employed (ROCE) target of 8.5 percent and its annual net sales goal of $3 billion in 2007.
     The Company has increased its 2007 capital spending plan to $200 million from $145 million in view of new and attractive growth projects. These include polyol investments in the U.S., Mexico and Brazil to support recent acquisitions, new modified starch capacity in Mexico, and a new plant investment in Pakistan.
     “Our original 2007 capital spending plan, as we noted before, includes product channel expansions in such countries as Argentina, Colombia, Mexico, Pakistan and Thailand,” Scott noted. “Our record capital expenditures program this year supports several of our Pathway Strategy steps to drive organic growth in our base business and broaden our value-added product portfolio.
     “Overall, we are very pleased about prospects to deliver another year of exceptional earnings in 2007,” Scott said, “and we are focused on the successful execution of our Pathway Strategy to generate future growth.”
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
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Corn Products International, Inc.	Page 5
     Individuals without Internet access may listen to the live conference call by dialing 913.981.4911. A replay of the audio call will be available through Friday, August 3 by calling 719.457.0820 and using passcode 1281465.
About the Company
     Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2006, Corn Products International reported record net sales and diluted earnings per share of $2.62 billion and $1.63, respectively, with operations in 15 countries at 35 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
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Corn Products International, Inc.	Page 6
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; and stock market fluctuation and volatility. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
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Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Change	Six Months Ended		Change
	June 30,		%	June 30,		%
	2007	2006		2007	2006

Net sales before shipping and handling costs	$917.0	$701.0	31%	$1,733.6	$1,366.8	27%
Less: shipping and handling costs	60.0	56.1	7%	114.8	107.1	7%

Net sales	$857.0	$644.9	33%	$1,618.8	$1,259.7	29%
Cost of sales	701.5	540.4	30%	1,317.2	1,062.4	24%

Gross profit	$155.5	$104.5	49%	$301.6	$197.3	53%

Operating expenses	64.9	49.4	31%	122.5	97.2	26%
Other income(expense), net	0.0	2.0	(100%)	(0.8)	3.2	(125%)

Operating income	$90.6	$57.1	59%	$178.3	$103.3	73%
Financing costs, net	12.9	7.6	70%	22.7	14.2	60%

Income before income taxes	$77.7	$49.5	57%	$155.6	$89.1	75%
Provision for income taxes	25.5	18.3		52.0	33.7

	$52.2	$31.2	67%	$103.6	$55.4	87%
Minority interest in earnings	1.6	1.1	45%	3.0	1.9	58%

Net income	$50.6	$30.1	68%	$100.6	$53.5	88%

Weighted average common shares outstanding:
Basic	74.8	73.9		74.6	74.0
Diluted	76.6	75.3		76.4	75.4

Earnings per common share:
Basic	$0.68	$0.41	66%	$1.35	$0.72	88%
Diluted	$0.66	$0.40	65%	$1.32	$0.71	86%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	June 30, 2007		December 31, 2006
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$396		$131
Accounts receivable — net	414		357
Inventories	365		321
Prepaid expenses	16		12
Deferred income taxes	16		16

Total current assets	$1,207		$837

Property, plant and equipment — net	1,428		1,356
Goodwill and other intangible assets	428		381
Deferred income taxes	—		1
Investments	6		33
Other assets	83		54

Total assets	$3,152		$2,662

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	353	*	74
Deferred income taxes	14		14
Accounts payable and accrued liabilities	457		429

Total current liabilities	$824	*	$517

Non-current liabilities	159		147
Long-term debt	540		480
Deferred income taxes	112		121
Minority interest in subsidiaries	20		19
Redeemable common stock (500,000 and 1,227,000 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively) stated at redemption value	22		44
Share-based payments subject to redemption	8		4

Stockholders’ equity
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—		—
Common stock — authorized 200,000,000 shares- $0.01 par value – 74,819,774 and 74,092,774 issued at June 30, 2007 and December 31, 2006, respectively	1		1
Additional paid in capital	1,073		1,051
Less: Treasury stock (common stock; 494,715 and 1,017,207 shares at June 30, 2007 and December 31, 2006, respectively) at cost	(14)		(27)
Accumulated other comprehensive loss	(207)		(223)
Retained earnings	614		528

Total stockholders’ equity	$1,467		$1,330

Total liabilities and equity	$3,152		$2,662

*	Includes $255 million of Senior Notes that were repaid on the maturity date of July 15, 2007 with net proceeds from the $300 million of long-term Senior Notes sold April 10, 2007

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
( In millions )	2007	2006

Cash provided by operating activities:
Net income	$101	$54
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	62	55
Increase in trade working capital	(101)	(66)
Other	5	9

Cash provided by operating activities	67	52

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(69)	(76)
Payments for acquisition (net of cash acquired of $7)	(59)	—
Other	1	—

Cash used for investing activities	(127)	(76)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	331	(7)
Issuances (repurchases) of common stock, net	5	(18)
Dividends paid	(16)	(13)
Excess tax benefit on share-based compensation	3	1
Other	1	—

Cash provided by (used for) financing activities	324	(37)

Effect of foreign exchange rate changes on cash	1	2

Increase (decrease) in cash and cash equivalents	265	(59)
Cash and cash equivalents, beginning of period	131	116

Cash and cash equivalents, end of period	$396	$57

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2007	2006	%	2007	2006	%
Net Sales
North America	$533.7	$397.9	34%	$1,001.4	$774.1	29%
South America	218.5	155.6	40%	418.9	306.6	37%
Asia/Africa	104.8	91.4	15%	198.5	179.0	11%

Total	$857.0	$644.9	33%	$1,618.8	$1,259.7	29%

Operating Income
North America	$68.4	$36.9	85%	$129.5	$61.3	111%
South America	25.9	16.6	56%	50.9	36.3	40%
Asia/Africa	11.7	15.0	(22%)	26.0	28.0	(7%)
Corporate	(15.4)	(11.4)	35%	(28.1)	(22.3)	26%

Total	$90.6	$57.1	59%	$178.3	$103.3	73%

II. Estimated Sources of Diluted Earnings Per Share for the Three and Six Months ended June 30, 2007
The following is a list of the major items that impacted our second quarter and first half results. The amounts are calculated on a net after tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three Months	Six Months
Diluted Earnings Per Share — June 30, 2006	$0.40	$0.71
Change
Volumes	0.02	0.05
Operating margin	0.24	0.54
Foreign currency translation	0.02	0.03
Financing costs	(0.04)	(0.07)
Minority interest	(0.01)	(0.01)
Effective tax rate	0.04	0.09
Shares outstanding	(0.01)	(0.02)

Net change	0.26	0.61

Diluted Earnings Per Share — June 30, 2007	$0.66	$1.32

III. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended June 30, 2007 and 2006, were $37 million and $39 million, respectively. Capital expenditures for the full year 2007 are estimated to be $200 million.

IV. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at June 30, 2007 and December 31, 2006 are as follows:
Total Debt to Capitalization Percentage

	June 30,		December 31,
(Dollars in millions)	2007		2006

Short-term debt	$353	*	$74
Long-term debt	540		480

Total debt (a)	$893		$554

Less: Repayment of $255 million Senior Notes on July 15, 2007	(255)

Total debt — proforma (b)	$638	**

Deferred income tax liabilities	112		121
Minority interest in subsidiaries	20		19
Redeemable common stock	22		44
Share-based payments subject to redemption	8		4
Stockholders’ equity	1,467		1,330

Total capital	$1,629		$1,518

Total debt and capital (c)	$2,522		$2,072

Debt to capitalization percentage (a/c)	35.4%		26.7%

Total debt and capital — proforma (d)	$2,267

Debt to capitalization percentage — proforma (b/d)	28.1%	**

*	Includes $255 million of Senior Notes that were repaid on the maturity date of July 15, 2007 with net proceeds from the $300 million of long-term Senior Notes sold April 10, 2007.

**	Proforma total debt and proforma debt to capitalization percentage at June 30, 2007 reflects the repayment of $255 million of Senior Notes on the maturity date of July 15, 2007.